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                               LAND O'LAKES, INC.
                                  NEWS RELEASE



For more information contact:
         Lydia Botham      651-481-2123
         David Karpinski   651-481-2360



          LAND O'LAKES COMPLETES SALE OF CF INDUSTRIES EQUITY INTEREST

August 17, 2005 (Arden Hills, Minn.) ... Land O'Lakes, Inc. announced that the Company has completed the sale of their 38-percent equity interest in CF Industries, a domestic fertilizer manufacturing company

The CF Industries board (representing CF's eight cooperative owners), with a focus on optimizing value for member-owners, came to the decision to make an initial public offering (IPO) of stock in the company after considerable evaluation of strategic alternatives for the positioning of this business.

The IPO was priced on August 10 at $16.00 per share, at which time Land O'Lakes was slated to reduce its ownership position from 38 percent to approximately 8 percent in exchange for $252 million in cash. Since that time, the underwriters have exercised their option to purchase Land O'Lakes remaining interest in CF Industries, increasing the total proceeds to Land O'Lakes to $315 million.

"This sale will further strengthen our balance sheet, position us for additional debt reduction and simplify our business portfolio," said Land O'Lakes President and Chief Executive Officer Jack Gherty.

Land O'Lakes, Inc. (www.landolakesinc.com) is a national farmer-owned food and agricultural cooperative with annual sales of more than $7 billion. Land O'Lakes does business in all fifty states and more than fifty countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the United States; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and ranchers with an extensive line of agricultural supplies (feed, seed, crop nutrients and crop protection products) and services.

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